AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1997
                                                      REGISTRATION NO. 333-35851


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                   POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933*
                              --------------------

                        INTEGRATED HEALTH SERVICES, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                       10065 RED RUN BOULEVARD               23-2428312
(State or other jurisdiction of     OWINGS MILLS, MARYLAND 21117         (I.R.S.Employer
incorporation or organization)             (410) 998-8400                Identification No.)

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         RoTech Medical Corporation 1996 Key Employee Stock Option Plan
                RoTech Medical Corporation 1993 Stock Option Plan
   RoTech Medical Corporation Restricted Stock Plan for Non-Employee Directors RoTech Medical Corporation Amended Restricted Stock Plan for Non-Employee
                                   Directors
           RoTech Medical Corporation 1986 Incentive Stock Option Plan


                            MARSHALL A. ELKINS, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                        INTEGRATED HEALTH SERVICES, INC.
                             10065 RED RUN BOULEVARD
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 998-8400
                              (410) 998-9719 (FAX)

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             -----------------------
     Copies of all communications, including all communications sent to the agent for service, should be sent to:

       CARL E. KAPLAN, ESQ.                    LESLIE A. GLEW, ESQ.
    FULBRIGHT & JAWORSKI L.L.P.      SENIOR VICE PRESIDENT AND ASSOCIATE GENERAL
         666 FIFTH AVENUE                             COUNSEL
     NEW YORK, NEW YORK 10103            INTEGRATED HEALTH SERVICES, INC.
          (212) 318-3000                     10065 RED RUN BOULEVARD
       (212) 752-5958 (FAX)                OWINGS MILLS, MARYLAND 21117
                                                  (410) 998-8400
                                               (410) 998-8747 (FAX)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Post-Effective Amendment.

                           --------------------------

                         CALCULATION OF REGISTRATION FEE
========================================= ================== =========================== ========================== =============
         Title of Each Class of             Amount of Shares   Proposed Maximum Offering Proposed Maximum Aggregate   Amount of
       Securities to be Registered               to be            Price Per Share(2)         Offering Price(2)      Registration
                                             Registered(1)                                                             Fee(2)
Common Stock, $.001 par value per share      1,841,663                N.A.                        N.A.                   N.A.
(including the Preferred Stock Purchase
Rights)(3)
========================================= ================== =========================== ========================== =============

(1) Represents the maximum number of shares of common stock issuable upon exercise of options granted under the Plans, as adjusted for the exchange ratio for the merger of a wholly-owned subsidiary of Integrated Health Services, Inc. ("IHS") with and into RoTech Medical Corporation ("RoTech"), pursuant to which RoTech became a wholly-owned subsidiary of IHS, each outstanding share of RoTech common stock was exchanged for .5806 of a share of IHS common stock (the "Exchange Ratio"), and each outstanding option to acquire shares of RoTech common stock became an option to acquire IHS common stock, as adjusted for the Exchange Ratio.

(2) Not applicable. Pursuant to Rule 457(b) under the Securities Act, all filing fees payable in connection with the registration of the issuance of these securities were paid in connection with the filing of the Registrant's Registration Statement on Form S-4 (No. 333-35851) on September 17, 1997.

(3) The Preferred Stock Purchase Rights, which are attached to the shares of IHS common stock being registered, will be issued for no additional consideration; no additional registration fee is required.

----------
*    Filed  as  a  Post-Effective  Amendment  on  Form  S-8  to  such  Form  S-4
     Registration   Statement   pursuant  to  the  procedure   described   under
     "Introductory Statement."

                             INTRODUCTORY STATEMENT

     Integrated Health Services, Inc. ("IHS" or the "Company") hereby amends its Registration Statement on Form S-4 (Registration No. 333-35851) (the "Form S-4") by filing this Post-Effective Amendment No. 1 on Form S-8 ("Amendment No. 1") with respect to up to 1,841,663 shares of the Company's Common Stock, par value $.001 per share ("IHS Common Stock"), issuable in connection with the following plans (the "Plans") of RoTech Medical Corporation ("RoTech"): (i) RoTech's 1996 Key Employee Stock Option Plan, (ii) RoTech's 1993 Stock Option Plan, (iii) RoTech's Restricted Stock Plan for Non-Employee Directors, (iv) RoTech's Amended Restricted Stock Plan for Non-Employee Directors and (v) RoTech's 1986 Incentive Stock Option Plan. All such shares of IHS Common Stock were previously included in the Form S-4.

     On October 21, 1997, IHS Acquisition XXIV, Inc., a Florida corporation and a wholly-owned subsidiary of IHS ("Merger Sub"), was merged with and into RoTech, a Florida corporation, pursuant to an Agreement and Plan of Merger, dated as of July 6, 1997, among IHS, Merger Sub and RoTech (the "Merger Agreement"). As a result of the Merger, RoTech became a wholly-owned subsidiary of IHS and each outstanding share of RoTech Common Stock, par value $.0002 per share ("RoTech Common Stock"), with certain specified exceptions, was converted into the right to receive .5806 of a share (the "Exchange Ratio") of IHS Common Stock. As a result of the Merger, shares of RoTech Common Stock are no longer issuable upon the exercise of options to purchase RoTech Common Stock ("RoTech Options") pursuant to the Plans. Instead, participants in the Plans will receive, in lieu of RoTech Common Stock, that number of shares of IHS Common Stock equal to the number of shares of RoTech Common Stock issuable immediately prior to the effective time of the Merger upon exercise of a RoTech Option multiplied by the Exchange Ratio.

     The designation of Amendment No. 1 as Registration Statement No. 333-35851 denotes that Amendment No. 1 relates only to the shares of IHS Common Stock issuable pursuant to the Plans and that this is the first Post-Effective Amendment to the Form S-4 filed with respect to such shares.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The information in the following documents filed by IHS with the Commission (File No. 1-12306) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is incorporated by reference in this Amendment No. 1:

   a. Annual Report on Form 10-K for the year ended December 31, 1996;

   b. Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

   c. Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

   d. Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

   e. Current Report on Form 8-K dated October 17, 1996 reporting the acquisition of First American Health Care of Georgia, Inc., as amended by Form 8-K/A filed November 26, 1996 and Amendment No. 1 to Form 8-K/A filed July 11, 1997;

   f. Current Report on Form 8-K dated October 19, 1996 reporting the execution of the Agreement and Plan of Merger (the "Coram Merger Agreement") among the Company, IHS Acquisition XIX, Inc. and Coram Healthcare Corporation ("Coram"), as amended by Form 8-K/A filed April 11, 1997, reporting the termination of the Coram Merger Agreement;

   g. Current Report on Form 8-K dated May 23, 1997 reporting the Company's agreement to issue privately an aggregate of $450 million principal amount of 9 1/2% Senior Subordinated Notes due 2007;

   h. Current Report on Form 8-K dated May 30, 1997 reporting (i) the Company's issuance of an aggregate of $450 million principal amount of 9 1/2% Senior Subordinated Notes due 2007 and (ii) the Company's acceptance for payment of an aggregate of $114,975,000 principal amount of its 9 5/8% Senior Subordinated Notes due 2002, Series A and an aggregate of $99,893,000 principal amount of its 10 3/4% Senior Subordinated Notes due 2004 pursuant to cash tender offers;

   i. Current Report on Form 8-K dated July 6, 1997 reporting the execution of the Merger Agreement among the Company, Merger Sub and RoTech;

   j. Current Report on Form 8-K dated September 9, 1997 reporting IHS' agreement to issue privately an aggregate of $500 million principal amount of its 9 1/4% Senior Subordinated Notes due 2008;

   k. Current Report on Form 8-K dated September 15, 1997, as amended, reporting IHS' $1.75 billion revolving credit and term loan facility;

   l. Current Report on Form 8-K dated September 25, 1997 reporting IHS' acquisition of Community Care of America, Inc. and the lithotripsy division of Coram;

   m. Current Report on Form 8-K dated October 21, 1997 reporting IHS' acquisition of RoTech;

   n. Current Report on Form 8-K dated November 3, 1997 reporting IHS' agreement to purchase 139 owned, leased or managed long-term care facilities, 12 specialty hospitals and certain other businesses from HEALTHSOUTH Corporation;

   o. The description of the IHS Common Stock contained in Item 1 of the Company's Registration Statement on Form 8-A dated September 1, 1993; and

   p. The description of the Company's Preferred Stock Purchase Rights contained in Item 1 of the Company's Registration Statement on Form 8-A dated September 28, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a previously filed document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or was deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

     Not  applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Certain legal matters with respect to the validity of the IHS Common Stock registered hereby have been passed upon for the Company by Fulbright & Jaworski L.L.P., New York, New York. At October 31, 1997, partners of Fulbright & Jaworski L.L.P. owned an aggregate of 300 shares of IHS Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Company's Third Restated Certificate of Incorporation, as amended, provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the described exceptions specified by the DGCL.

     Section 145 of the DGCL grants to the Company the power to indemnify each officer and director of the Company against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company's Third Restated Certificate of Incorporation, as amended, and By-laws, as amended, provide for indemnification of each officer and director of the Company to the fullest extent permitted by the DGCL. In addition, IHS has entered into indemnity agreements with its directors and executive officers, a form of which is included as Exhibit 10.72 to IHS' Registration Statement on Form S-1, No. 33-39339, effective March 31, 1992.

     Section 145 of the DGCL also empowers the Company to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Company against liability asserted against or incurred by him in any such capacity, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The Company has purchased and maintains a directors' and officers' liability policy for such purposes.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

    See Index to Exhibits following the signature pages to this Amendment No. 1.

ITEM 9. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the Registrant's Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owings Mills, State of Maryland, on November 24, 1997.

                                                INTEGRATED HEALTH SERVICES, INC.


                                                By:    /s/ Robert N. Elkins*
                                                ----------------------------
                                                    Robert N. Elkins
                                                    Chairman of the Board and
                                                    Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                    Title                             Date
---------                    -----                             ----

                             Chairman of the Board
                             and Chief Executive Officer
/s/ Robert N. Elkins*        (Principal Executive Officer)     November 24, 1997
-------------------------
(Robert N. Elkins)


/s/ Lawrence P. Cirka*       President and Director            November 24, 1997
-------------------------
(Lawrence P. Cirka)


/s/ Edwin M. Crawford*       Director                          November 24, 1997
-------------------------
(Edwin M. Crawford)


                             Director                          November 24, 1997
-------------------------
(Kenneth M. Mazik)


/s/ Robert A. Mitchell*      Director                          November 24, 1997
-------------------------
(Robert A. Mitchell)


                             Director                          November 24, 1997
-------------------------
(Charles W. Newhall, III)

                             Director                          November 24, 1997
-------------------------
(Timothy F. Nicholson)


/s/ John L. Silverman*       Director                          November 24, 1997
-------------------------
(John L. Silverman)


                             Director                          November 24, 1997
-------------------------
(George H. Strong)
                             Executive Vice President-
                             Chief Accounting Officer
                             (Principal Accounting
/s/ W. Bradley Bennett       Officer)                          November 24, 1997
-------------------------
(W. Bradley Bennett)

                             Executive Vice
                             President-Finance
                             (Principal Financial
/s/ Eleanor C. Harding*      Officer)                          November 24, 1997
-------------------------
(Eleanor C. Harding)


*By:  /s/ W. Bradley Bennett
------------------------------------
      (W. Bradley Bennett)
      (as attorney-in-fact for
      each of the persons indicated)

                                INDEX TO EXHIBITS



EXHIBIT
  NO.                   DESCRIPTION

4.1 RoTech's 1996 Key Employee Stock Option Plan (incorporated by reference to Exhibit 10.7 to RoTech's Annual Report on Form 10-K for the fiscal year ended July 31, 1996).

4.2      RoTech's 1993 Stock Option Plan  (incorporated  by reference to Exhibit
         10.5 to RoTech's Annual Report on Form 10-K for the fiscal year ended July 31, 1994).

4.3 RoTech's Restricted Stock Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.4 to RoTech's Annual Report on Form 10-K for the fiscal year ended July 31, 1992).

4.4 RoTech's Amended Restricted Stock Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.6 to RoTech's Annual Report on Form 10-K for the fiscal year ended July 31, 1995).

4.5      RoTech's 1986 Incentive Stock Option Plan (incorporated by reference to
         Exhibit 10.5 to RoTech's Registration Statement on Form S-1 (No. 33-8711)).

5        Opinion of Fulbright & Jaworski L.L.P.

23.1     Consents of KPMG Peat Marwick LLP.

23.2     Consent of Deloitte & Touche LLP.

23.3     Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5).

24 Power of Attorney (included on the signature page to the Company's Registration Statement No. 333-38581 on Form S-4 dated September 17,
         1997).